Exhibit 10.1

AMENDMENT NO. 2 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of June 20, 2023 by and between Granite Ridge Resources, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York Corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of September 15, 2020, between Executive Network Partnering Corporation (“ENPC”) and the Warrant Agent as amended by (i) Amendment No. 1 to Warrant Agreement, dated as of March 24, 2021, between ENPC and the Warrant Agent (as amended, the “ENPC Warrant Agreement”) and (ii) that certain Assignment, Assumption and Amendment Agreement, dated October 24, 2022 (the “Warrant Agreement Amendment and Assignment”), by and among the Company, ENPC and the Warrant Agent (as so amended, the “Existing Warrant Agreement”). Pursuant to the Warrant Agreement Amendment and Assignment, ENPC assigned all its rights, title and interest in the ENPC Warrant Agreement to the Company and the Company agreed to perform all applicable obligations thereunder. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement upon the approval by the holders of at least 50% of the then outstanding Public Warrants that vote on the modification or amendment, after at least 10 days’ notice that an amendment is being sought.

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of common stock, on the terms and subject to the conditions set forth herein;

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 50% of each of the then-outstanding Public Warrants consented to and approved this Amendment; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.             Amendments of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a) a new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 The Business Combination. On October 24, 2022, the business combination was consummated by and among the Company, ENPC, ENPC Merger Sub, Inc., a Delaware corporation, GREP Merger Sub, LLC, a Delaware limited liability company and GREP Holdings, LLC, a Delaware limited liability company (the “Business Combination”). Upon the consummation of the Business Combination, as provided in Section 4.4 herein, the Warrants were no longer exercisable for shares of common stock of ENPC and instead became exercisable for shares of Common Stock of the Company.

6A.2 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then-outstanding Warrants, as described in Section 6A.3 below, for shares of common stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.225 shares of common stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the shares of common stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by $6.58.

6A.3 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than 15 days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.4 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1 of this Agreement, with an adjustment to the definition of “Fair Market Value” to substitute the date on which the notice of exchange is sent for the date on which the notice of exercise is received) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.3 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.             Miscellaneous Provisions.

2.1            Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.2            Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.3            Effect of Headings. The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.4            Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable terms or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5            Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures follow on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

GRANITE RIDGE RESOURCES, INC.

By:	/s/ Luke C. Brandenberg
Name:	Luke C. Brandenberg
Title:	President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President

[Signature Page to Amendment No. 2 to Warrant Agreement]